Exhibit 99.1

Company Contact: Donald R. Peck, CFO 617-638-2000	Porter, LeVay & Rose, Inc. Cheryl Schneider, VP – Investor Relations Margarerit Drgos, VP – Media Relations Jeff Myhre, VP – Editorial 212-564-4700

FIRST MARBLEHEAD ANNOUNCES SECOND QUARTER REVENUE MORE THAN DOUBLES

Loan Originations Increase 65%

Loans Available For Securitization Increase 104%

BOSTON, MA, January 28, 2004 – First Marblehead Corporation (NYSE: FMD) a leading processor of private, non-governmental, education lending, today announced its financial results for the fiscal 2004 second quarter and six months ended December 31, 2003.

Total revenues for the second quarter of fiscal 2004 reached $77.5 million, up more than 133% from $33.2 million in the second quarter of 2002.  In December 2003, the Company securitized $532 million of student loans, a 135% increase over the amount of loans securitized in the same quarter last year.

Net income for the quarter rose to $36.6 million ($0.58 per fully diluted share) in the second quarter of fiscal 2004 as compared to $14.4 million ($0.25 per fully diluted share) during the second quarter of fiscal 2003.

Total revenues for the six months ended December 31, 2003 increased to almost $87.0 million from $39.6 million in the same prior-year period, reflecting this strong increase in securitization volume.

Net income for the six months ended December 31, 2003 increased to just under $33.6 million ($0.55 per fully diluted share) from $12.8 million ($0.23 per fully diluted share) during the comparable period last year.

Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “We are very pleased with these results, and we expect the entire fiscal year to be one of significant progress for First Marblehead.  The demand for our services is strong and continues to grow. We see evidence of this in our facilitation volume, which foreshadows continued strength for the remainder of this fiscal year.”

First Marblehead’s 2004 second fiscal quarter loan facilitation volume was $360 million compared with $219 million from the same period last year, an increase of 65%, and the volume of loans available for securitization was $270 million compared with $133 million during last year’s second quarter, an increase of 104%.  The year-to-date increase for loan facilitation volume is 63% higher at $981 million compared with this time last year, and loans available for securitization is up 95% at $747 million over last year’s half-year mark.  The company’s next securitization of loans is expected for June 2004.

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Mr. Meyers said, “Facilitations provide an early indication of our future revenue.  While it is difficult to forecast exactly how much this will mean to our results for the rest of the fiscal year, higher processing volumes and larger securitizations result in greater over-all revenue for First Marblehead.  The education market remains strong, and tuition increases heighten demand for loans, especially the private sources in which we specialize.”

Meyers went on, “We expect our loan facilitation volume to increase by approximately 50% in fiscal 2004 compared to fiscal 2003, and the volume of loans we expect to securitize during fiscal 2004 is likely to increase by approximately 100% over fiscal 2003.  Further, we expect revenue growth for fiscal 2004 to increase 75-80% over fiscal 2003 and net income for fiscal 2004 is expected to increase 90-100% over fiscal 2003.”

The First Marblehead Chairman also noted, “The market should be aware that there is a seasonality to our business owing to the timing of our securitizations.  Because we generate so much of our revenue during the December and June securitizations, the results for the second and fourth fiscal quarters reflect this.  Our funding history since 1993 underscores this fact. Fiscal 2004 is not likely to be an exception to this rule; indeed, we expect to post a loss in our upcoming third quarter ending March 31, 2004, and we want the market to understand that this is the normal rhythm of our business.”

Meyers also said, “Our recent agreement with JP Morgan Chase to provide them with private student loan services to Chase Education Finance, their student loan division, means that we have 13 of the top 20 private student loan providers as our clients.  JP Morgan Chase recently announced its intention to merge with Bank One.  Both were clients of ours going into their deal, and we expect the merger to affect us positively. In addition, we have added National Education, a top 30 Federal Family Education Loan Program (FFELP) lender, as a client.”

He concluded, “In addition to these new business partners, this past quarter saw the successful completion of the company’s IPO, and the listing of our stock on the New York Stock Exchange, both major milestones in our corporate history.  Moreover, we are seeing an increase in demand for private student loans for numerous reasons, higher tuition fees, more people entering the traditional college age group, and fewer public dollars available to pay for it.  All of these factors are supportive of our future goals and suggest further growth in the coming months.”

First Marblehead Corporation will host a conference call today, Wednesday, January 28, at 10 a.m. EST, which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 77866078.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

The information provided in this release contains forward-looking statements that relate to future events. These forward-looking statements represent First Marblehead’s expectations as of January 28, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003.

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First Marblehead Corporation and Subsidiaries

Consolidated Statements of Income

For the Three and Six Months Ended December 31, 2003 (Unaudited)

	Three months ended December 31,		Six months ended December 31
	2003	2002	2003	2002
Service revenue:
Structural advisory fees	$38,977,442	$15,187,406	$38,699,276	$15,559,432
Residuals	30,943,805	13,035,583	32,537,959	13,443,767
Administrative and other fees	458,009	346,107	771,221	698,463
Processing fees from TERI	7,143,700	4,648,543	14,983,411	9,868,262
Total service revenue	77,522,956	33,217,639	86,991,867	39,569,924

Operating expenses:
Salaries and benefits	7,797,863	4,593,880	16,667,435	9,132,338
General and administrative expenses	7,685,147	3,706,883	14,026,800	7,696,505
Total operating expenses	15,483,010	8,300,763	30,694,235	16,828,843

Income from operations	62,039,946	24,916,876	56,297,631	22,741,081

Other (income) expense:
Total other expense, net	(59,624)	360,575	39,056	733,379

Income before income tax expense	62,099,570	24,556,301	56,258,576	22,007,702

Income tax expense	25,460,824	10,160,333	22,697,016	9,207,658

Net income	$36,638,746	$14,395,968	$33,561,560	$12,800,044

Earnings per share, basic	$0.62	$0.27	$0.60	$0.24
Earnings per share, diluted	0.58	0.25	0.55	0.23
Weighted average shares outstanding, basic	59,083,979	53,185,680	56,204,926	53,013,967
Weighted average shares outstanding, diluted	63,401,609	56,780,884	60,592,126	56,569,325

First Marblehead Corporation and Subsidiaries

Consolidated Balance Sheet

As of December 31, 2003 (Unaudited) and June 30, 2003

	Dec 31, 2003	June 30, 2003
	(unaudited)
Assets
Total cash and cash equivalents	$141,955,299	$18,327,018
Service receivables:
Structural advisory fees	24,984,860	10,785,583
Residuals	76,138,423	43,600,465
Processing fees from The Education Resources Institute (TERI)	2,883,187	2,519,435
	104,006,470	56,905,483
Other receivables	435,145	142,818
Property and equipment, net	6,798,183	4,415,862

Goodwill	3,176,497	3,176,497
Intangible assets, net	3,418,137	3,608,538
Prepaid and other assets	1,674,059	477,019
Total assets	$261,463,788	$87,053,235

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$14,434,813	$13,558,897
Net deferred tax liability	29,978,176	14,395,985
Notes payable	13,593,900	6,674,020
Other liabilities	76,806	—
Total liabilities	58,083,695	34,628,902

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	203,380,093	52,424,333
Total liabilities and stockholders’ equity	$261,463,788	$87,053,235

Appendix (A)

First Marblehead Corporation

Loan Facilitation Metrics

	FY 2003	FY2004	% Increase
Q2 Loan Facilitation Volume	$219 million	$360 million	65%
Q2 Volume of Loans Available for Securitization	$133 million	$270 million	104%

Year To Date Loan Facilitation Volume	$601 million	$981 million	63%
Year To Date Volume of Loans Available for Securitization	$384 million	$747 million	95%

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